DYNAMIC HEALTH PRODUCTS, INC.

Dynamic Health Completes Acquisition of Dynamic Marketing, Inc.

- Company Also Completes Financing Associated with Acquisition Closing -

LARGO, FL - March 31, 2005 — Dynamic Health Products, Inc. (OTC Bulletin Board: DYHP.OB) today announced that it has completed the acquisition of Dynamic Marketing, Inc. (DMI), a sports nutrition and performance drink distributor with revenues (audited) of $13.6 million for the year ended December 31, 2004. In accordance with the terms of the agreement, announced on March 3, Dynamic Health Products paid consideration of approximately $3 million, consisting of cash, stock, and the payoff of non-assumable obligations of DMI.

In addition, on March 30, 2005, the Company completed a financing transaction with Laurus Master Funds, Ltd to fund the payoff of the non-assumable obligations of DMI. The agreement with Laurus includes a secured revolving note not to exceed $4 million and a warrant to purchase 750,000 shares of the Company’s common stock.

Mandeep Taneja, CEO of Dynamic Health Products stated, “The timely closing of the DMI acquisition demonstrates Dynamic’s commitment to expanding the sales, marketing and distribution channels for our rapidly growing line of sports nutrition products, dietary supplements and health and beauty care products. The acquisitions made in the last six months position Dynamic for a revenue run rate of approximately $50 million in the fiscal year that commences on April 1.”

“Going forward, we plan to continue executing on this acquisition strategy, driving industry consolidation and leveraging the resulting economies of scale. For example, in November 2004, we entered into a letter of intent for the potential purchase of certain assets of a major nutritional product manufacturer, marketer and distributor for $65 million in cash. Revenues (unaudited) for this potential acquisition were approximately $89 million for 2003,” concluded Mr. Taneja.

DMI is engaged in the wholesale and distribution of a wide variety of non-prescription dietary supplements, health food and nutritional products, performance drinks, tanning products, exercise accessories and other related products. DMI has distribution centers located in Cranston, RI and Henderson, NV, and is the second largest distributor of performance drinks in the United States.

About Dynamic Health Products

Dynamic Health Products, Inc. is a rapidly growing developer, wholesaler and distributor of sports nutrition products, non-prescription drugs, dietary supplements, vitamins, health food and nutritional products, soft goods and other related products.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

Contact Information:

Cani Shuman

Chief Financial Officer

Tel: 727-329-1845